Exhibit 4.15

THIS NOTE IS A SECURITY WHICH HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  IT MAY NOT BE SOLD, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE NOTE UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

THIS NOTE IS DATED EFFECTIVE AS OF OCTOBER 20, 2011

RICHFIELD OIL & GAS COMPANY
$254,909.00	Replacement Promissory Note

RICHFIELD OIL & GAS COMPANY, a Nevada corporation (the “Company”), for value received, hereby promises to pay to MACKOV INVESTMENTS LIMITED ("Holder" or "Investor") or order, the principal amount of Two Hundred Fifty Four Thousand Nine Hundred and Nine Dollars ($254,909).  The principal balance of this Replacement Promissory Note (the “Note”) shall mature and become due and payable, together with the interest, on April 30, 2012 (the “Due Date”).  This Note shall bear simple interest at the rate of two percent (2.0%) per month until paid in full.

This Note may be prepaid by the Company, in whole or in part, before the Due Date without penalty.  In the event Maker fails to pay any sum due hereunder on the date when such payment is due and payable as provided herein within fifteen (15) days after receiving written notice of such default, the Company agrees to compensate Holder for his reasonable costs incurred as a result of such default, including attorney’s fees, court costs and other charges.

1.           Replacement of Prior Notes.  This Note shall replace and supersede all prior Notes between Maker and Holder, including (a) the Convertible Promissory Note in the principal amount of $50,000 dated June 14, 2011 (with Peter Lazarevski as co-lender), as amended June 28, July 18, and September 28, respectively; and (b) the Promissory Note in the principal amount of $89,500 dated September 7, 2011, as amended September 28, 2011.  This Note includes an additional loan of $50,000 by Holder to Maker as of the date hereof.

2.           Warrant.  As additional consideration for the loans represented by this Note, Maker hereby grants to Holder a Warrant to purchase 2,500,000 shares of Richfield Oil & Gas Company common stock at an exercise price of $0.16 per share through October 20, 2012, increasing to an exercise price of $0.25 per share through October 20, 2013.  Holder may exercise such Warrant in whole or in part from time to time upon written notice to Maker accompanied by good funds in payment of the shares being purchased under such Warrant.

3.           Security.  Payment of this Note shall be secured by the general pledge of Maker’s assets for the equal benefit of Holder and Peter Lazarevski, excluding Maker’s working interest in the Liberty #1 well, Nephi Prospect leasehold in Juab County, Utah, and in the Hewitt Utah Overthrust Project (HUOP) leasehold in Sanpete County, Utah, which are precluded from being pledged under applicable joint operating agreements and exploratory drilling and development obligations.  Such general pledge is intended to place Holder in a preferred position as a secured creditor preferential to non-secured creditors with respect to the other assets of Maker.

4.           Miscellaneous.

3.1  Notices.  Any notice required or permitted under this Note shall be given in writing and shall be deemed effective upon personal delivery to the party to be notified or upon deposit with a recognized overnight courier service and addressed to the party at the address set forth below for such party, or at such other address as either party may designate by not less than ten (10) days advance written notice to the other party.

.2  Binding Effect.  This Note shall bind and inure to the benefit of the parties, their legal representatives, successors and permitted assigns.

2.3  Amendments and Waivers.  Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of both the Company and the Holder hereof.  Any amendment or waiver effected in accordance with this paragraph shall be binding upon Holder of this Note and the Company.

IN WITNESS WHEREOF, the Parties have set their hands, as of the date first above written.

HOLDER:	MAKER:
MACKOV INVESTMENTS LIMITED	RICHFIELD OIL & GAS COMPANY

/s/ Glenn MacNeil	By:	/s/ J. David Gowdy
Glenn MacNeil, President		J. David Gowdy, President & CEO